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                                                                   EXHIBIT 10.43


                         MANAGEMENT TRANSITION AGREEMENT



         THIS MANAGEMENT TRANSITION AGREEMENT (this "Agreement") is made and entered into by and between Jerome M. Lapin ("Executive") and American Coin Merchandising, Inc. (the "Company"), as of the last date on which either party signs this Agreement ("Effective Date").

                               W I T N E S S E T H

         WHEREAS, Executive is currently Chief Executive Officer, Chairman of the Board and a Director of the Company and wishes to transition into a consulting relationship with the Company, in consideration of the promises and covenants contained herein;

         WHEREAS, the Company has accepted Executive's wishes and desires to provide Executive with certain benefits in consideration of his service to the Company and the promises and covenants of Executive as contained herein;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

         1. RESIGNATION. Executive has tendered, and the Company has accepted, Executive's resignation as a Member of the Executive Committee and as Chairman of the Board of Directors effective as of January 22, 1999. Executive shall continue to serve as Chief Executive Officer and Director through the Company's 1999 annual shareholder meeting ("Separation Date") and only as a Director through the Company's 2000 annual shareholder meeting. The Company agrees to nominate Executive to serve as a Director at the Company's 1999 annual shareholder meeting.

         2. SALARY, VACATION, AND FUTURE PAYMENT. The Executive shall continue to be paid his salary of $200,000 per annum through March 31, 1999, and his agreed salary of $215,000 per year beginning April 1, 1999. The Executive shall continue to be paid his guaranteed bonus of $60,000 per year through March 31, 1999, but shall not be entitled to any guaranteed bonus thereafter. Within a reasonable time following the Separation Date, the Company shall pay Executive all accrued salary as well as all accrued and unused vacation earned prior to the Separation Date, subject to standard payroll deductions and tax withholdings. Executive agrees and acknowledges that the Company has no obligation to pay Executive any bonuses for any time subsequent to the Separation Date. Executive's sole compensation subsequent to the Separation Date shall be as set forth in this paragraph 2 together with the consulting fees set forth in paragraph 6(b). Executive shall not be entitled to additional compensation relating to any service as Director through December 31, 2000. For any services as Director after December 31, 2000, Executive shall be entitled to the normal compensation awarded to continuing outside Directors in accordance with the plan in effect as of such date.

         3. HEALTH INSURANCE. Company agrees to continue paying for Executive's health insurance provided through the Company's group health insurance plan through the Separation


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Date. Thereafter, Executive shall be eligible to continue his health insurance benefits under the federal COBRA law (or until such time as Executive becomes eligible for health benefits through another employer, whichever occurs first) and the Company shall reimburse the Executive for the cost of such benefits through the end of the Consulting Period. Executive shall be provided by the Company with a separate notice of his COBRA rights.

         4. EXPENSE REIMBURSEMENT. Executive shall submit his documented expense reimbursement statements reflecting all business expenses he incurs prior to the Separation Date, if any, for which he seeks reimbursement. The Company shall reimburse Executive's expenses pursuant to Company policy and regular business practice. During the Consulting Period, the Company shall reimburse Executive for all out-of-pocket expenses reasonably incurred by Executive, subject to the approval of the Chief Operating Officer of the Company.

         5. SECTION 401(K). Executive shall continue to receive Section 401(k) benefits through the Separation Date. Executive's Section 401(k) benefits shall cease thereafter. The Company shall reasonably cooperate with Executive with respect to the transition of his Section 401(k) benefits at such time.

         6. CONSULTING AGREEMENT. Executive shall serve as a consultant to the Company under the terms specified below. The consulting relationship shall commence on the Separation Date and continue through December 31, 2000 (the "Consulting Period") unless terminated earlier pursuant to paragraph 7 herein. The term of this Agreement cannot be extended except in a writing executed by the Executive and by the Chief Operating Officer or the then-serving Chief Executive Officer of the Company and approved by the Company's Board of Directors.

                  (a) CONSULTING SERVICES. Executive agrees to provide consulting services to the Company in any area of his expertise upon request by the Company's Executive Committee or management team. Executive agrees to make himself available to perform such consulting services throughout the Consulting Period. Executive agrees that he will render services to the Company during the Consulting Period at a level of up to approximately 25% of full-time employment, or approximately 40 hours per month. Any services rendered in excess of that amount shall not entitle Executive to payment in excess of that amount set forth in paragraph 6(b). If the Company does not give Executive sufficient work to occupy him for the foregoing work hours, he shall still be paid his consulting fees as set forth in paragraph 6(b), without any deduction or penalty for the shortfall in work hours. Nothing herein is intended to impair Executive's efforts to obtain full-time employment not in competition with the Company, as described in paragraph 11 below.

                  (b) CONSULTING FEES AND BENEFITS.

                           (i) CONSULTING FEES. In exchange for the consulting services described above, the Company shall pay Executive a salary equal to $215,000 per year from the Separation Date through the remainder of the Consulting Period. Such salary shall be payable at the intervals regularly established for payment of


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         salaries by the Company. Executive shall not be entitled to receive any bonuses during the Consulting Period (or for the period beginning April 1, 1999).

                           (ii) TAXES AND WITHHOLDING. The Company shall process payment of Consulting Fees through the Company's normal payroll system and subject to withholding for taxes, social security or other payroll deductions.

                           (iii) ATTORNEYS' OR ACCOUNTANTS' FEES. The Company agrees to reimburse Executive for his reasonable attorneys' and accountants' fees directly related to negotiation of this Agreement, within a reasonable time after presentation of itemized statements for such services.

                           (iv) AUTOMOBILE LEASE. The Company shall continue to make lease and insurance payments on Executive's motor vehicle. At the end of the lease period, the Company shall purchase such motor vehicle and transfer title to Executive as additional compensation. All operating, maintenance and other expenses for such motor vehicle shall be borne by Executive.

                           (v) OTHER COMPENSATION. Except as expressly provided herein, Executive acknowledges that he will not receive (nor is he entitled to) any additional compensation, severance or benefits after the Separation Date.

                  (c) REPORTING RELATIONSHIP, OFFICE AND SUPPORT. Executive shall report directly to the Chief Operating Officer of the Company. Executive shall retain his current office through the Separation Date, and thereafter Executive shall be provided with reasonable office space and secretarial support for the performance of his consulting services under this Agreement.

         7. TERMINATION OF AGREEMENT. The Company, without liability, may terminate Executive's consulting relationship under this Agreement for cause at any time and without notice, and thereafter the Company's obligations hereunder shall cease and terminate. Termination of Executive's consulting relationship hereunder shall be deemed "for cause" if such termination is due to any act, or failure to act, by Executive that is: (i) in bad faith and to the detriment of the Company; (ii) a breach by Executive of any term of this Agreement, which breach continues for a period of 10 days after Executive receives written notice of such breach from the Company's Board of Directors; (iii) not in accordance with his obligations under this Agreement as amounts to an intentional, extended, or gross neglect of his respective duties to the Company; (iv) the result of such prolonged or continued use of alcohol or narcotics as to leave Executive unable or unwilling to fulfill his respective duties; (v) an act of fraud or embezzlement against the Company by Executive; or (vi) results in Executive's conviction for commission of a crime involving moral turpitude or dishonesty. If Executive's consulting relationship is terminated for cause, all compensation and benefits shall cease as of the date of his termination. Executive shall not be entitled to any additional compensation or benefits beyond what is expressly provided to him under this Agreement.

         8. DEATH OR PERMANENT MENTAL DISABILITY OF EXECUTIVE. In the event of the death or permanent mental disability of Executive (which renders him unable to




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satisfactorily) perform his consulting relationship with the Company), this
Agreement shall immediately terminate. The Company shall immediately pay all accrued salary and unused vacation to Executive, Executive's surviving spouse, or if there is no spouse surviving, to Executive's estate. Thereafter the Company's obligations hereunder shall cease and terminate.

         9. LIMITATIONS ON AUTHORITY. Executive shall have no responsibilities or authority as a consultant of the Company other than as provided for above. Executive hereby agrees not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Chief Operating Officer of the Company. The parties acknowledge and agree that the Executive will be engaged in transitional activities and discussions with the Company's banking and financial contacts, as well as with other employees of the Company.

         10. OTHER WORK ACTIVITIES. Throughout the Consulting Period, Executive retains the right to engage in employment, consulting, or other work relationships in addition to his work for the Company, subject to the limitations set forth in this Agreement.

         11. NONCOMPETITION AND CONFIDENTIALITY.

                  (a) Executive realizes that during the Consulting Period, Executive will produce and/or will have access to confidential memoranda, notes, information, records, maps, research results, business projections, business and research notebooks, data, formulae, specifications, trade secrets, customer lists, inventions and processes of the Company, and other information of a confidential nature (collectively, "Confidential Information").

                  (b) Both during and after the Consulting Period, Executive agrees to hold all Confidential Information in confidence and not to disclose, and not directly or indirectly to use, copy, digest or summarize, any Confidential Information, except to the extent necessary to carry out Executive's responsibilities as directed or authorized by the Company and, after termination of Executive's consulting relationship hereunder, as specifically authorized in writing by the Company.

                  (c) Executive acknowledges and agrees that he possesses or will possess knowledge, skills and reputation in the amusement vending machine business or industry (the "Industry") that are of material importance to the Company, and that are special, unique and extraordinary. Executive acknowledges that the loss of his services, to a competitor, may cause irreparable harm to the Company. Therefore, for a three year period following termination of his consulting relationship with the Company (the "Restricted Period") for any reason, with or without cause, Executive, individually and personally, shall not do any of the following:

                           (i) Canvass, solicit, or accept any business in the
                  Industry from any present or past customer of the Company or any related company, if such customer is located in the United States (the "Territory").

                           (ii) Aid or assist any other person, entity,
                  partnership, association or corporation (each, a "Person") in any effort to canvass, solicit, or accept any



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                  business in the Industry from any past or present customers of the Company or of any related company, if such customer is located within the Territory.

                           (iii) Directly or indirectly request or advise any
                  past, present or possible future customer of the Company or any related company to withdraw, curtail, cancel, or not undertake business in the Industry with the Company or any related company, if the customer is located within the Territory;

                           (iv) Directly or indirectly disclose to any Person
                  the names of past or present customers of the Company or any related company. The parties agree that the names of such customers are confidential and proprietary and constitute trade secrets of the Company within the meaning of Colorado Revised Statutes Sections 8-2-113(2)(b) and 7-74-102(4);

                           (v) Disclose to any Person the names of executives of
                  the Company;

                           (vi) Directly or indirectly establish, as manager,
                  employee or owner of more than one percent of the outstanding ownership interest, or participate in an enterprise competitive with any business that is conducted at any time prior to or during the Consulting Period by the Company or any related company, and which business is in the Industry and in the Territory.

                           (vii) Provide any product, service, financing, aid,
                  or assistance of any kind for any Person that is competitive with any business that is conducted at any time prior to or during the Consulting Period by the Company or any related company, and which business is in the Industry and the Territory.

                  (d) The rights and obligations of this Section 7 shall survive any expiration or termination of this Agreement.

                  (e) Executive agrees to notify the Company, in writing, at least 10 business days prior to engaging in any work for any business purpose other than work for the Company. In the event that Executive engages in any activity described in subparagraph (c) above, the Company's obligation to pay Executive consulting fees or any other compensation set forth above shall cease immediately.

         12. NONSOLICITATION. Executive agrees that during the Restricted Period he will not, either directly or indirectly, solicit or attempt to solicit any employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

         13. COMPANY AND PERSONAL PROPERTY. All records in whatever form and in whatever medium recorded, and any and all copies thereof (including volatile electronic or magnetic signals), relating to the Company's business that Executive shall prepare, or use, or come into contact with in the course of his executing his duties under this Agreement, shall be and remain the sole property of the Company and shall not be removed from the Company's premises except as necessary to carry out Executive's responsibilities as directed and authorized




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by the Company; and the same shall be returned promptly to the Company at the end of the Consulting Period or upon the Company's request. On the Separation Date, Executive shall also return all credit cards, entry cards, identification badges, keys, and mobile phones if any, that Executive received prior to that time. The Executive shall be entitled to remove all of his personal property located at the Company's offices.

         14. NONDISPARAGEMENT. Executive and the Company agree that neither party shall at any time disparage the other in any manner likely to be harmful to the other party, its business reputation, or the personal or business reputation of its directors, shareholders, and employees, provided that each party shall respond accurately and fully to any question, inquiry or request for information when required by legal process. Executive shall have the right to review and comment upon any press releases issued by the Company that refer to his departure from the Company or otherwise directly affect him, and the Company agrees to consider in good faith any changes or clarifications suggested by the Executive.

         15. HOLD HARMLESS. Executive shall exonerate, indemnify and hold harmless the Company, its officers, agents and employees from and against any and all liability, loss, cost, damage, claims, demands, or expenses of every kind on account of injuries (including death) to the Company or any third party, or loss of or damage to the Company's or any third party's property arising out of or resulting in any manner from or occurring in connection with any gross negligence or intentional actions by the Executive in the performance of his services hereunder. The Company shall exonerate, indemnify and hold harmless the Executive, his successors and assigns from and against any and all liability, loss, cost, damage, claims, demands, or expenses of every kind on account of injuries (including death) to the Company or any third party, or loss of or damage to the Company's or any third party's property arising out of or resulting in any manner from or occurring in connection with any gross negligence or intentional actions by the Company, its officers, agents and employees hereunder.

         16. RELEASE OF CLAIMS. Except as otherwise set forth in this Agreement, Executive hereby releases, acquits and forever discharges the Company, its officers, directors, agents, servants, employees, shareholders, attorneys, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date of this Agreement, including without limitation: (a) any and all such claims and demands directly or indirectly arising out of or in any way connected with Executive's relationship with the Company or the termination of that relationship; (b) claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits ,expense reimbursements, severance benefits, or any other form of compensation; (c) claims pursuant to any federal, state or local law, statute or cause of action including without limitation, tort law, contract law, wrongful discharge, discrimination, fraud, defamation, emotional distress and breach of the implied covenant of good faith and fair dealing. Except as otherwise set forth in this Agreement, the Company hereby releases, acquits and forever discharges the Executive, his successors and assigns, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown,




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suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date of this Agreement, including without limitation: (a) any and all such claims and demands directly or indirectly arising out of or in any way connected with Executive's relationship with the Company or the termination of that relationship; (b) claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits ,expense reimbursements, severance benefits, or any other form of compensation; (c) claims pursuant to any federal, state or local law, statute or cause of action including without limitation, tort law, contract law, wrongful discharge, discrimination, fraud, defamation, emotional distress and breach of the implied covenant of good faith and fair dealing.

         17. OWBPA NOTICE. Executive acknowledges that, among other rights, he is waiving and releasing any rights he may have under the federal Age Discrimination in Employment Act of 1967, as amended, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which he was already entitled as an employee of the Company. Executive further acknowledges that he has been advised, as required by the Older Workers Benefit Protection Act, that:
(a) the waiver and release granted herein does not relate to claims that may arise after this Agreement becomes effective; (b) he has the right to consult with any attorney prior to executing this Agreement (although he may choose voluntarily not to do so); (c) he has 21 days from the date he receives this Agreement in which to consider this Agreement (although he may choose voluntarily to execute this Agreement earlier); (d) he has seven days following the execution of this Agreement to revoke his consent to this Agreement; and (e) this Agreement shall not be effective until the seven day revocation period has expired.

         18. CONFIDENTIAL ARBITRATION. Any disputes arising from this Agreement shall be submitted to binding, confidential arbitration with the Judicial Arbiter Group ("JAG") in Denver, Colorado, in accordance with the then existing rules issued by JAG applicable to employment disputes. Any such arbitration shall be conducted in the utmost secrecy.

         19. ENTIRE AGREEMENT. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with respect to the subject matter hereof. It is entered into without reliance on any promise or presentation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by Executive and a duly authorized officer of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its own free will.

         20. SUCCESSORS AND ASSIGNS. Due to the personal nature of Executive's duties under this Agreement, Executive shall not delegate the performance of his duties under this Agreement. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any affiliated company. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inure to the benefit of each party, its heirs, successors and assigns.






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         21. APPLICABLE LAW. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Colorado as applied to contracts made and to be performed entirely within Colorado.

         22. SEVERABILITY. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired. Such court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

         23. PARAGRAPH HEADINGS. The paragraph headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         24. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have duly authorized and caused this Agreement to be executed as follows:

AMERICAN COIN MERCHANDISING, INC.



  /s/ Randall J. Fagundo
-----------------------------------------
By: Randall J. Fagundo
Its: Chief Operating Officer


EXECUTIVE:


  /s/ Jerome M. Lapin
-----------------------------------------
Jerome M. Lapin, individually









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